WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Third Quarter 2012 Results; Announces Leadership Transition

Englewood, CO – October 25, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today reported its third quarter results for 2012, as well as a transition plan for Westmoreland’s senior leadership.

Highlights:

●
Adjusted EBITDA increased 46.7% or $11.3 million during Q3 2012 to $35.5 million as compared to $24.2 million in Q3 2011.  Year to date 2012 Adjusted EBITDA was $77.4 million, an increase of $15.7 million or 25.4% over 2011 year to date Adjusted EBITDA of $61.7 million.

●	Total revenues were $161.3 million for Q3 2012 compared to $132.4 million in Q3 2011, an increase of 21.8%.

●
Net income applicable to common shareholders of $7.3 million ($0.52 per basic and $0.50 per diluted share) for Q3 2012 compared to a Q3 2011 net income of $2.4 million ($0.18 per basic and diluted share).  Year to date net loss for 2012 was $4.6 million compared to a year to date net loss for 2011 of $23.3 million.  The 2011 net loss includes $20.2 million of charges related to the refinancing of debt.

●
The company improved its liquidity position during the quarter, ending the quarter with cash and cash equivalents of $53.7 million. It also had an additional $43.1 million available to it under existing lines of credit.

●
Westmoreland continued its strong safety performance achieving reportable and lost time incident rates approximately 63.5% and 46.8%, respectively, of the national averages for surface operations year to date through the third quarter of 2012.

●	Robert P. King, current President and Chief Operating Officer was appointed to the Board of Directors effective October 24, 2012.

●
The company also announced that Keith E. Alessi, Westmoreland’s current Chief Executive Officer, will retire effective April 5, 2013 and will assume the position of Executive Chairman of the Board.  Mr. King will assume the role of Chief Executive Officer on that date.

“This is a record quarter for the company as measured by Adjusted EBITDA,” said Keith E. Alessi, Westmoreland’s Chief Executive Officer.  “The strong increases over prior year were largely driven by the operating results of the Kemmerer mine and the continuing execution of our low overhead, mine mouth model.  To put the quarter in perspective, the financial results of this single quarter exceeded the financial results of the entire year of 2009.  I feel that we demonstrated during 2010 and 2011 that we repaired the business and built a solid platform.  Now, in 2012, I believe that we are showing that we can grow our business responsibly and profitably.”

“Year to date Adjusted EBITDA through the first three quarters exceeds the Adjusted EBITDA we generated during the entire year of 2011.  This has allowed us to continue to deleverage the business and we ended the quarter in a highly liquid position”

Westmoreland News Release	Page 1 of 6	October 25, 2012

“The Board of Directors and I have been preparing for a transition of the day-to-day leadership of the business for some time now. The hiring of Bob King earlier this year was an important step in this process.  He has made a positive impact on our business and I am confident that his skills and deep industry experience will benefit the company as it continues to seek growth opportunities.  I look forward to continuing to work closely with Bob in my role as Executive Chairman beginning in April 2013.  I am also pleased that our current Chairman, Dick Klingaman, has agreed to transition to Lead Independent Director at the time I move to the Executive Chair role.”

Richard Klingaman, Chairman of the Board, stated, “I am thrilled that Keith has agreed to resume the role of Executive Chairman.  The leadership team of Alessi and King brings experience, creativity, and drive to Westmoreland as it continues to pursue its strategic plan to create long term shareholder value.”

Safety

Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations.  Westmoreland mines had reportable and lost time incident rates year to date through the third quarter of 2012 of 1.07 and 0.53 versus the national surface mine rates of 1.68 and 1.14, respectively.

Nine Months Ended September 30, 2012	Reportable	Lost Time
Westmoreland	1.07	0.53
National Average	1.68	1.14
Percentage	63.5%	46.8%

Effective February 1, 2012, Westmoreland’s safety performance statistics are inclusive of the Kemmerer Mine.

Financial Results

Westmoreland’s Adjusted EBITDA increased to $35.5 million in Q3 2012 from $24.2 million in Q3 2011.  This increase was predominately driven by the January 31st acquisition of the Kemmerer Mine.  Q3 2012 Adjusted EBITDA was negatively impacted by reduced tonnage demand due to reduced demand for power and increased wind generation.  In addition, ROVA was impacted by unscheduled outages.

Westmoreland’s revenues in Q3 2012 increased to $161.3 million compared with $132.4 million in Q3 2011.  This increase was primarily driven by the addition of the Kemmerer Mine offset by the reduced tonnage and unscheduled outages described above.

Westmoreland’s Q3 2012 net income increased by $4.9 million over prior year.  This increase was driven by the Kemmerer Mine’s performance, and was partially offset with increased interest expense and other factors described above.

Coal Segment Operating Results
The following table summarizes Westmoreland’s Q3 2012 and Q3 2011 coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2012	2011	$	%
Revenues (in thousands)	$138,798	$108,823	$29,975	27.5%
Operating income (in thousands)	18,025	9,679	8,346	86.2%
Adjusted EBITDA (in thousands)	34,584	22,070	12,514	56.7%
Tons sold - millions of equivalent tons	6.0	6.0	-	-%

Westmoreland’s coal revenues and Adjusted EBITDA both increased significantly during the third quarter of 2012 over prior year due primarily to the Kemmerer Mine acquisition and were offset by reduced tonnage demand due to reduced demand for power and increased wind generation.

Westmoreland News Release	Page 2 of 6	October 25, 2012

Power Segment Operating Results
The following table summarizes Westmoreland’s Q3 2012 and Q3 2011 power segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2012	2011	$	%
	(In thousands)
Revenues	$22,534	$23,626	$(1,092)	(4.6)%
Operating income	4,023	4,694	(671)	(14.3)%
Adjusted EBITDA	6,742	7,441	(699)	(9.4)%
Megawatts hours	417	445	(28)	(6.3)%

Westmoreland’s power segment revenues and Adjusted EBITDA decreased in Q3 2012 as ROVA experienced unplanned outages during the quarter.

Nonoperating Results
Third quarter 2012 corporate expenses increased as a result of higher long-term compensation expenses.  Interest expense for Q3 2012 also increased to $11.1 million from $7.7 million in Q3 2011 as a result of the Kemmerer acquisition debt issued in January 2012.

Cash Flow from Operations and Liquidity
Cash and cash equivalents increased to $53.7 million at September 30, 2012 up from $30.8 million as of December 31, 2011.  Overall cash increased by $22.9 million driven by the Kemmerer Mine’s strong initial performance and working capital management following the acquisition.

Conference Call
A conference call regarding Westmoreland Coal Company’s third quarter 2012 results will be held on Friday, October 26, 2012, at 10:00 a.m. Eastern Time.  Call-in instructions are available on our web site and have been provided in a separate news release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Its coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  Westmoreland cautions you against relying on any of these forward-looking statements.  They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 3 of 6	October 25, 2012

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues	$161,332	$132,449	$441,410	$372,353

Cost, expenses and other:
Cost of sales	117,088	100,164	339,906	288,964
Depreciation, depletion and amortization	15,534	11,612	42,542	33,861
Selling and administrative	11,665	9,884	37,157	28,224
Heritage health benefit expenses	3,881	3,896	11,743	11,115
Loss on sales of assets	14	91	291	415
Other operating income	(2,301)	(1,769)	(10,503)	(5,236)
	145,881	123,878	421,136	357,343
Operating income	15,451	8,571	20,274	15,010

Other income (expense):
Interest expense	(11,096)	(7,650)	(32,011)	(22,262)
Loss on extinguishment of debt	-	-	-	(17,030)
Interest income	475	423	1,371	1,134
Other income (loss)	196	147	611	(2,630)
	(10,425)	(7,080)	(30,029)	(40,788)
Income (loss) before income taxes	5,026	1,491	(9,755)	(25,778)
Income tax benefit from operations	(325)	(84)	(1,239)	(706)
Net income (loss)	5,351	1,575	(8,516)	(25,072)
Less net loss attributable to noncontrolling interest	(2,271)	(1,154)	(4,914)	(2,783)
Net income (loss) attributable to the Parent company	7,622	2,729	(3,602)	(22,289)
Less preferred stock dividend requirements	340	340	1,020	1,020
Net income (loss) applicable to common shareholders	$7,282	$2,389	$(4,622)	$(23,309)

Net income (loss) per share applicable to common shareholders:
Basic	$0.52	$0.18	$(0.33)	$(1.79)
Diluted	$0.50	$0.18	$(0.33)	$(1.79)

Weighted average number of common shares outstanding:
Basic	14,104	13,384	13,986	12,990
Diluted	15,326	13,442	13,986	12,990

Westmoreland News Release	Page 4 of 6	October 25, 2012

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Cash Flow
Net cash provided by operating activities	$42,349	$34,028
Net cash used in investing activities	(116,649)	(15,495)
Net cash provided by financing activities	97,202	18,921

	September 30, 2012	December 31, 2011
	(In thousands)
Balance Sheet Data (Unaudited)
Total cash and cash equivalents	$53,685	$30,783
Total assets	971,153	759,172
Total debt	388,096	282,269
Working capital (deficit)	10,120	(21,669)
Total deficit	(252,747)	(249,858)

Common shares outstanding	14,143	13,811

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA by Segment
Coal	$34,584	$22,070	$84,080	$57,262
Power	6,742	7,441	13,168	20,152
Heritage	(4,149)	(4,076)	(12,686)	(12,062)
Corporate	(1,657)	(1,278)	(7,150)	(3,663)
Total	$35,520	$24,157	$77,412	$61,689

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net income (loss)	$5,351	$1,575	$(8,516)	$(25,072)

Income tax benefit from continuing operations	(325)	(84)	(1,239)	(705)
Other loss (income)	(196)	(147)	(611)	2,630
Interest income	(475)	(423)	(1,371)	(1,134)
Loss on extinguishment of debt	-	-	-	17,030
Interest expense	11,096	7,650	32,011	22,262
Depreciation, depletion and amortization	15,534	11,612	42,542	33,861
Accretion of ARO and receivable	3,041	2,700	9,037	8,100
Amortization of intangible assets and liabilities	165	167	492	494
EBITDA	34,191	23,050	72,345	57,466

Loss on sale of assets	14	91	291	415
Share-based compensation	1,315	1,016	4,776	3,808
Adjusted EBITDA	$35,520	$24,157	$77,412	$61,689

Westmoreland News Release	Page 5 of 6	October 25, 2012

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

●
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

●
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

●	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

●	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

●	do not reflect changes in, or cash requirements for, our working capital needs; and

●	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 6 of 6	October 25, 2012